Exhibit 99.1

FOR IMMEDIATE RELEASE
Harmonic Announces CFO Transition
SAN JOSE, California, February 16, 2023 - Harmonic Inc. (NASDAQ: HLIT) today announced that Sanjay Kalra, senior vice president and chief financial officer, will resign from his position, effective March 3, 2023, to pursue other opportunities.
Jeremy Rosenberg, currently Harmonic’s senior vice president of business development, will assume the role of interim CFO upon Mr. Kalra’s departure. Harmonic has initiated a search process, with the assistance of a leading executive search firm, to identify a permanent CFO.
“On behalf of our entire team, I want to thank Sanjay for his leadership and contributions to Harmonic’s success over the last several years, and wish him the very best in his future endeavors,” said Patrick Harshman, president and chief executive officer of Harmonic. “I also want to thank Jeremy for stepping into the interim CFO role and providing a seamless transition.”
Prior to joining Harmonic in 2015, Mr. Rosenberg served in leadership roles at various companies, including senior vice president of technology at Music Choice and chief financial officer of Visible World (acquired by Comcast). Mr. Rosenberg holds a B.S. in Economics and Decision Sciences from the Wharton School and an M.B.A. from IMD in Lausanne, Switzerland.
About Harmonic Inc.
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized broadband networking via the industry’s first virtualized broadband solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers’ homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
INVESTOR CONTACTS:

David Hanover, KCSA Strategic Communications
Investor Relations for Harmonic
+1.212.896.1220
investor@harmonicinc.com

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